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                                    [Form of] WAIVER AND AGREEMENT dated as of
                           April 1, 2004 (this "Waiver"), to the Receivables Transfer Agreement referred to below among MTSPC, INC., (the "Transferor"), METALDYNE CORPORATION (f/k/a MascoTech, Inc.) (the "Parent"), individually, as Collection Agent and as Guarantor, PARK AVENUE RECEIVABLES COMPANY, LLC ("PARCO"), and EIFFEL FUNDING, LLC ("Eiffel") (collectively, the "CP Conduit Purchasers"), JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), as Committed Purchaser and Funding Agent for PARCO ("Chase"), CDC FINANCIAL PRODUCTS INC., as Committed Purchaser and Funding Agent for Eiffel ("CDC") (collectively, the "Committed Purchasers"), and JPMORGAN CHASE BANK, as Administrative Agent.


         A. The Transferor, the Parent, PARCO, Chase, Eiffel, CDC and the Administrative Agent have entered into a Receivables Transfer Agreement dated as of November 28, 2000, as amended from time to time (the "Receivables Transfer Agreement").

         B. The Transferor has requested that the Collection Agent, the Guarantor, PARCO, Chase, Eiffel, CDC and the Administrative Agent (the "Consenting Parties") agree to waive certain provisions of the Receivables Transfer Agreement and refrain from taking certain actions as set forth herein.

         C. The Consenting Parties are willing so to waive such provisions of the Receivables Transfer Agreement pursuant to the terms and subject to the conditions set forth herein.

         D. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Transfer Agreement or Schedule A thereto.

         SECTION 1. Waivers by the Consenting Parties. (a) The Consenting Parties hereby waive the obligation to deliver (i) the consolidated balance sheets and related statements of operations, stockholders' equity and cash flows as of the end of and for fiscal year 2003 required to be delivered by Section 5.01(a)(i) of the Receivables Transfer Agreement (the "2003 Financial Statements"), (ii) the consolidated balance sheets and related statements of operations, stockholders' equity and cash flows as of the end of and for the fiscal quarter ending March 31, 2004 required to be delivered by Section 5.01(a)(ii) of the Receivables Transfer Agreement (collectively with the 2003 Financial Statements, the "Covered Financial Statements"), (iii) the certificate required to be delivered by Section 5.01(a)(iii) of the Receivables Transfer Agreement and (iv) the report required to be delivered by Section 6.02(c) of the Receivables Transfer Agreement, in each case until the earlier of: (x) the date on which (A) an event of default occurs under any Material Indebtedness (as defined in the Credit Agreement) other than the

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Indentures (as defined below), the Receivables Transfer Agreement, the Credit
Agreement and lease agreements or (B) a notice of termination is delivered under any lease agreement that constitutes or would constitute Material Indebtedness, in each case for failure to deliver any of the Covered Financial Statements, (y) the date that is 30 days after the date on which a notice of default for failure to deliver any of the Covered Financial Statements is delivered pursuant to any of the indentures (the "Indentures") with respect to the 10% Senior Notes due 2013, the 11% Senior Subordinated Notes due 2012 or the 10% Senior Subordinated Notes originally issued to an Affiliate of DaimlerChrysler Inc. (such 30-day period, the "Lockout Period") or (z) June 1, 2004 (the period commencing on the date this Waiver becomes effective and ending on the earlier of the dates referred to in clauses (x), (y) and (z) of this Section being referred to herein as the "Covered Period"). As a condition to this waiver, each party hereto agrees that during any Lockout Period, no Incremental Transfers shall be made to the CP Conduit Purchasers or the Committed Purchasers under the Receivables Transfer Agreement.

         (b) The Consenting Parties hereby waive, during the Covered Period, the application of all representations and warranties in Sections 3.01(e) and (g) of the Receivables Transfer Agreement and in any certificates delivered with respect thereto to the extent such representations and warranties relate to the Internal Evaluation (as defined below), except to the extent that the facts relating to the matters that are the subject of the Internal Evaluation become materially inconsistent with such facts previously disclosed to the Administrative Agent, and such inconsistency is materially adverse to the CP Conduit Purchasers or the Committed Purchasers.

         (c) The Consenting Parties hereby waive, during the Covered Period, any Termination Event arising from (i) the failure to comply with the requirements of Sections 5.01(a)(i), 5.01(a)(ii), 5.01(a)(iii) and 6.02(c) of the Receivables Transfer Agreement (to the extent limited by Section 1(a)(iv) above) and (ii) the application of any of the representations and warranties in Article III of the Receivables Transfer Agreement and in any certificates delivered under the Receivables Transfer Agreement (to the extent limited by Section 1(b) above) (such failure or application during the Covered Period being a "Waived Event").

         (d) The Consenting Parties agree that a Waived Event (i) shall not constitute a Potential Termination Event or Termination Event (including without limitation for purposes of Section 2.09(b)) and (ii) shall not constitute the basis for the declaration of the Termination Date pursuant to Section 7.2(a) of the Receivables Transfer Agreement or the "declaration of a Termination Event" as that phrase is used in Section 8.01 of the Receivables Purchase Agreement.

         (e) The waivers and agreements provided for by paragraphs (a), (b), (c) and (d) above shall terminate and expire at 11:59 p.m., New York City time, on the final day of the Covered Period, and at all times thereafter the Receivables Transfer Agreement shall apply in all respects, and the Administrative Agent, the CP Conduit Purchasers, the Funding Agents and the Committed Purchasers shall have all such rights and remedies, as if such waiver had never been granted.

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         SECTION 2. Representations and Warranties. Transferor and Parent
represent and warrant to the Administrative Agent and to each of the Committed Purchasers that:

         (a) This Waiver has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of the Transferor and the Parent, enforceable against the Transferor and the Parent in accordance with its terms.

         (b) After giving effect to this Waiver, the representations and warranties set forth in Article III of the Receivables Transfer Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date.

         (c) After giving effect to this Waiver, no Termination Event has occurred and is continuing.

         (d) The Parent's press release dated as of March 29, 2004, attached hereto as Annex A (such matters that are described therein collectively and all matters reasonably related thereto are referred to herein as the "Internal Evaluation") states all material facts, and does not omit to state any material facts, necessary to make the statements concerning the Internal Evaluation misleading in any material respect, in light of the circumstances in which they were made, as of the date hereof.

         SECTION 3. Waiver of CDC's Obligations. (a) The Collection Agent, the Guarantor and the Transferor hereby waive any obligation of Eiffel as CP Conduit Purchaser and CDC as Committed Purchaser to fund any Incremental Transfer pursuant to Section 2.01 or Section 2.02(a) of the Receivables Transfer Agreement until the later of:

         (i) the date of the Transferor's compliance with the requirements of Sections 5.01(a)(i), (ii) and (iii) and Section 6.02(c) of the Receivables Transfer Agreement before the end of the Covered Period, in form and substance reasonably satisfactory to Chase and CDC; and

         (ii) the date of the completion of Chase's audit in scope and substance equivalent to that described in Section 6.02(c) of the Receivables Transfer Agreement, in form and substance reasonably satisfactory to Chase and CDC.

Chase does not assume any portion of CDC's obligation to fund any Incremental Transfer.

         (b) As between Chase and PARCO on one hand (the "Chase Group") and CDC and Eiffel on the other hand ( the "CDC Group"), if the Transferor complies with the requirements of Section 5.01(a)(i), (ii) and (iii) and Section 6.02(c) of the Receivables Transfer Agreement, in form and substance reasonably satisfactory to Chase and CDC, during the Covered Period, CDC will on the second Business Day thereafter (the

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"Settlement Date"), acquire at par from the Chase Group the portion of the Net
Investment on the Settlement Date equal to the following amount:


     the Net           Eiffel's CP Conduit Funding
  Investment as         Limit as of the Settlement            the CDC Group's
(     of the      x    Date (without giving effect  )   -   Transferred Interest
    Settlement         to the waiver referred to in         as of the Settlement
       Date                   this Section)                         Date
                      -----------------------------
                       the Facility Limit as of the
                         Settlement Date (without
                       giving effect to the waiver
                       referred to in this Section)

The Chase Group and the CDC Group agree to cooperate to effect the acquisition of such amount pursuant to conventional market terms and procedures. Until such acquisition, (x) the last sentence of Section 2.13(b) of the Receivables Transfer Agreement shall be disregarded and (y) all Collections received by the Administrative Agent for distribution to the CP Conduit Purchasers or Committed Purchasers shall be distributed to such CP Conduit Purchasers or Committed Purchasers on a pro rata basis.

         SECTION 4. Waiver Fee. In consideration of the agreements of the Administrative Agent and the Required Committed Purchasers contained in this Waiver, the Transferor and the Parent agree to pay to the Administrative Agent, for the account of each Committed Purchaser that delivers an executed counterpart of this Waiver prior to 5:00 p.m., New York City time, on April 1, 2004, a waiver fee (the "Waiver Fee") equal to 0.10% of the aggregate amount of the Aggregate Commitment attributable to such Committed Purchasers. The Administrative Agent shall distribute the Waiver Fee to each Committed Purchaser that delivers an executed counterpart of this Waiver based on such Committed Purchaser's pro rata share of the Aggregate Commitment.

         SECTION 5. Conditions to Effectiveness. This Waiver shall become effective as of April 1, 2004, when (a) the Administrative Agent shall have received (i) counterparts of this Waiver that, when taken together, bear the signatures of the Administrative Agent, the Transferor, the Parent and the Required Committed Purchasers and (ii) the Waiver Fee, (b) the representations and warranties set forth in Section 2 hereof are true and correct (as set forth on an officer's certificate delivered to the Administrative Agent) and (c) all fees and expenses required to be paid or reimbursed by the Transferor or the Parent pursuant hereto or to the Receivables Transfer Agreement or otherwise, including all invoiced fees and expenses of counsel to the Administrative Agent shall have been paid or reimbursed, as applicable.

         SECTION 6. Receivables Transfer Agreement. Except as specifically waived hereby, the Receivables Transfer Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. Without limiting the generality of the foregoing, the waivers and agreement contemplated under Section 1(a), (b) and (c) above shall not affect the obligations of the Transferor or the Parent to deliver other certificates required by the Receivables Transfer Agreement except as specifically set forth in Section 1(a), (b) or (c).


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         SECTION 7. APPLICABLE LAW. THIS WAIVER SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 8. Counterparts. This Waiver may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery of an executed signature page to this Waiver by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Waiver.

         SECTION 9. Expenses. The Transferor and the Parent agree to reimburse the Administrative Agent, the CP Conduit Purchasers and the Committed Purchasers for their out-of-pocket expenses in connection with this Waiver, including the fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, and Willkie Farr & Gallagher LLP, counsel for CDC.

         SECTION 10. Headings. The headings of this Waiver are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.